Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 13, 2012, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-185601) and related Prospectus of Wright Medical Group, Inc. for the registration of 7,857,888 shares of its common stock and 31,659,503 contingent value rights.

/s/ Ernst & Young LLP

Nashville, Tennessee

January 22, 2013